Exhibit 10.1
[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
TRANSITION AGREEMENT
FOR
SANKEN-ALLEGRO DISTRIBUTION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2022 (the “Effective Date”) by and among Sanken Electric Co., Ltd. (“Sanken”) and Allegro MicroSystems, LLC (“Allegro”).

RECITALS
Under the Distribution Agreement dated June 5, 2007, between Allegro and Sanken and any amendments thereto (the “Distribution Agreement”), Sanken and Allegro have enjoyed a successful partnership spanning more than fourteen years that has allowed both companies to benefit from substantial sales growth of Allegro products into Japan, as well as to develop very strong relationships with numerous, strategic, Japanese customers.
Over this same period though, with the growth of the Allegro product sales in Japan, the ever-increasing complexity of Allegro’s products and the semiconductor supply chain, as well as customers’ demand for real-time sales, quality, and logistics support means the existing arrangement is no longer effective and necessitates a restructuring of the way support is provided. For this reason on May 16, 2022 the parties entered into a Letter of Intent agreeing to execute this Transition Agreement, which will phase-out the Distribution Agreement, and transition all sales, quality, and logistics services for customers of Allegro’s products in Japan from Sanken’s designated sales team to a dedicated Allegro sales team. This phase-out approach is necessary to achieve an efficient transition while minimizing the impact to customers by maintaining the high quality of service to which they have become accustomed. It is envisioned that post-restructuring coordination for complex Japanese customers may be required and would be coordinated through individual non-disclosure agreements (example of such multi-party, mutual, non-disclosure agreement is provided in Appendix B).
Therefore, in consideration of the mutual promises of the parties, and of good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and among the parties as follows:
1.Transition of business.
Over the Term of this Agreement, the parties agree to develop and execute a transition plan for the business as follows:
1.1    Existing Orders: Sanken will transition existing orders (including existing NCNR Purchase Orders under the Preferred Supply Program (PSP) Agreement) for Allegro products from representatives and/or customers in Japan directly to Allegro immediately following any necessary approvals of the respective representatives and/or customer for the transfer of the existing orders. Notwithstanding the foregoing, all orders must be transferred by no later than June 30th, 2023, unless agreed to in a separate agreement. For existing orders transferred to

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Allegro in accordance with the above process, Sanken will cease placing orders with Allegro for such products and customers, and Allegro will assume responsibility for fulfilling those orders. For the avoidance of doubt, the parties expect this transition to begin on October 1, 2022, with an anticipated end date of six (6) months thereafter. The actual end date is yet to be determined, based on timing of end-customer transitions.
1.2    Future orders/business opportunities: Sanken will, as soon as is practical, communicate to all representatives, existing customers, and those potential customers having expressed interest in Allegro’s products, that support for Allegro’s products will be provided by Allegro directly, including, but not limited to: provision of technical information, quotations, production lead-times, and samples/sample availability.
For certain strategic customers, the parties agree to execute a multi-party, non-disclosure agreement (substantially similar to the example provided in Appendix B.) that permits the disclosure of confidential information amongst the parties and customer on an as-needed basis. The parties agree to communicate this arrangement to those strategic customers via a joint letter.
1.3    Quality support and failure analysis: Sanken agrees to continue to provide quality support and failure analysis services to customers of Allegro products in Japan until March 31st, 2023 and allow Allegro employees to use the existing failure analysis equipment and facility located at the Sanken Headquarters until September 23, 2023.
1.4    Inventory: For the period starting on the Effective Date until December 23, 2022, Sanken will analyze its inventory of Allegro product and provide to Allegro on or before December 30, 2022, to the best of its ability, the quantities and dollar value for all inventory, separated into the following categories: 1. Active, 2. Dead/Sludge, 3. RMA (inventory retested by Allegro but not accepted by customers for return), 4. LTB with customers’ commitments to accept such product, and 5. LTB without customer commitment to accept such product. Once this analysis is provided to Allegro, the Parties shall execute an agreement for transferring certain inventory to Allegro or its distributors, which includes compensation to Sanken and logistics costs (the “Inventory Agreement”). The Parties further agree that during this same period they will actively work to minimize Sanken’s inventory position in an effort to reduce its overall inventory exposure.
1.5    Office space: For Allegro to assume these additional customer service responsibilities, it will be necessary to significantly increase the number of Allegro employees in Japan and to obtain failure analysis and other equipment. It is for this reason the parties agree to resolve before the end of the Term to either: (a) release Allegro from the sub-lease of the office space at its current location in Nagoya, Japan by providing six (6) months written notice to Sanken, thereby allowing Allegro to relocate to a more suitable office space, or (b) restructure the existing layout of the space at its current location in Nagoya, Japan, at Allegro’s expense, to accommodate these additional resources and equipment.
As is customary to this business partnership, the parties will use good faith efforts to cooperate with each other in all matters relating to this transition of business. Such cooperation will include, at either party’s reasonable request in addition to, and without limiting any other obligations set forth in this Agreement, providing reasonable assistance and information relating to the business and customers in Japan.

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
1.6 Post Transition relationship with complex customers: To continue the support of select complex Japanese customers, Sanken and Allegro will develop a plan that allows information sharing and coordination.
2.Payment and commission.
2.1    Fees: In consideration of the services provided by Sanken under the Distribution Agreement, Allegro agrees to the following:
•Until such time as any order is transitioned to Allegro in accordance with the Article 1.1 and Allegro assumes responsibility for fulfillment of such order, Allegro agrees to continue to sell product to Sanken at the agreed upon customer unit price minus [XXX].
•Once an order is transitioned to Allegro and Allegro assumes responsibility for fulfillment of such order, Sanken will receive a monthly commission equal to a percent (%) of the value of those orders shipped by Allegro and for a period from the date the orders are transitioned to Allegro as stated in Appendix A. These commissions may be extended if agreed upon by the parties in a separate writing.
In the event a customer is unable to accept the proposed transition of orders to Allegro by March 31, 2023 or a customer requests, post-transition of orders, specific assistance from Sanken that cannot be provided by Allegro, Sanken and Allegro agree to execute a separate agreement (consulting agreement) detailing the services to be rendered by Sanken and the fees to be paid by Allegro for such services.
•A one-time payment to Sanken in the amount to be determined after the parties agree to the transfer of inventory, as described in Article 1.4 Inventory. This one-time payment shall constitute compensation for any inventory in accordance with the Inventory Agreement, employee severance payments, and all other expenses related to the termination and transfer of this distribution activity.
•Upon conclusion of this Agreement, the Distribution Agreement will co-terminate and neither party shall owe any further duties or obligations to the other party, except with respect to those commissions to be paid in accordance with the provision above and the following provisions.
•Any claims arising after the date an order is transitioned to Allegro (including having been sold by Sanken before the transition) with respect to Allegro products sold to customers by Sanken or Sanken’s distributors, including but not limited to claims for quality defects, intellectual property infringement, product liability claims, etc., will be settled by Allegro. If Sanken incurs any related compensation to customers, such compensation and all related costs will be borne by Allegro, provided Allegro is permitted to participate in the negotiation of such compensation. Allegro will not be responsible for any compensation agreed to by Sanken without Allegro’s written consent to such compensation.
3.Term and Termination.
3.1    Term: Except as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue for twelve (12) months, unless extended by written agreement by the parties.

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
4.Miscellaneous.
4.1    Waiver; Amendment: Neither this Agreement nor any provision hereof shall be waived, amended, modified, changed, discharged or terminated except by an instrument in writing executed by the parties.
4.2    Notices: All notices, requests, demands and other communications to the other party or given under this Agreement shall be in writing. Any notice, request, demand and other communication hereunder shall be deemed duly delivered (a) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent for next business day delivery via overnight courier, (c) in the case of facsimile, when sent to the recipient via facsimile or (d) in the case of electronic mail, on the earlier of (i) when receipt is confirmed by the recipient and (ii) one (1) business day after it is sent to the intended recipient, in each case to the intended recipient as set forth below:

If to Sanken, to: Sanken Electric Co. Ltd. -6-3 Kitano, Niiza-shi, Saitama-ken 352-8666, Japan Attn: Satoshi Yoshida; Masanobu Todoroki Email: [XXX]; [XXX]

If to Allegro, to: Allegro MicroSystems, Inc. 955 Perimeter Road Manchester, NH 03103 Attn: Max Glover; Gary Pepka Email: [XXX]; [XXX]

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.
IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

ALLEGRO MICROSYSTEMS, LLC By: _/s/ Max Glover_________________________ Name: Max Glover Title: SVP, Worldwide Sales

Sanken Electric Co. Ltd By: _/s/ Satoshi Yoshida______________________ Name: Satoshi Yoshida Title: Director, Senior Corporate Office

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Appendix A.

Customer	Commission (%)	Term End Date

[Example customer]	[X]	[X]
All other customers	[XXX]	March 31, 2023

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Appendix B.

MULTI-PARTY MUTUAL NON-DISCLOSURE AGREEMENT

1.PARTIES
This Mutual Non-Disclosure Agreement (“Agreement”) is between Allegro MicroSystems, LLC, and Sanken Electric Co., Ltd., and , (collectively "Parties" and singularly "Party").

2.PURPOSE
The Parties enter into this Agreement to allow for the sharing of confidential and/or proprietary information owned, created, or possessed by a Party (the “Proprietary Party”) that is disclosed to or obtained or received by another Party (the “Receiving Party”) from a Party (the “Disclosing Party”) who may or may not be the Proprietary Party and to protect such information from unauthorized disclosure and use. The Parties agree that a Disclosing Party may disclose confidential and/or proprietary information obtained from a Proprietary Party to a Receiving Party.

3.CONFIDENTIAL INFORMATION
a.    “Confidential Information” shall be defined as any and all confidential and/or proprietary information owned, created, or possessed by the Proprietary Party that is:
•in any form (including, but not limited to, oral, written, products and devices);
•disclosed to or obtained or received by the Receiving Party in any manner (including, but not limited to observation or examination of the Disclosing Party’s or the Proprietary Party’s facilities or processes);
•if in written or other tangible form reasonably capable of being marked, clearly marked as “confidential” or “proprietary” or other equivalent marking; and
•if in a form that is not written or reasonably capable of being marked, indicated at the time of disclosure as being confidential and its summary reduced to a writing that is clearly marked as “confidential” or “proprietary” or other equivalent marking and that is delivered to the Receiving Party within thirty (30) days of such disclosure.
b.    Confidential Information does not include information that:
•was in the possession of the Receiving Party or an Associated Company of the Receiving Party before receipt hereunder;
•is or becomes a matter of public knowledge through no fault of the Receiving Party or an Associated Company of the Receiving Party;
•is rightfully received by Receiving Party or an Associated Company of the Receiving Party from a rightfully possessing third party without a duty of confidentiality; or
•is independently developed by or on behalf of the Receiving Party or an Associated Company of the Receiving Party without access to any Confidential Information.

4.OBLIGATIONS OF THE RECEIVING PARTY
a.General. The Receiving Party agrees:
•not to disclose Confidential Information to any third party without prior written authorization from the Proprietary Party.
•to disclose Confidential Information to its employees only on a need-to-know basis provided that such employees are bound by obligations sufficient to carry out the intent of this Agreement.
•not to use Confidential Information for its own benefit or for the benefit of others, except in connection with the evaluation of or in connection with a business relationship with the Disclosing Party or the Proprietary Party.

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
•to use the same standard of care that it employs for the protection of its own confidential information, and in no event less than a reasonable standard of care, to prevent Confidential Information from being disclosed to any third party.
•not to modify, reverse engineer, decompile, or disassemble any Confidential Information.
b.    Permitted Sharing
•Notwithstanding anything herein to the contrary, the Receiving Party may disclose Confidential Information to its Associated Companies and contractors (including agents, accountants and attorneys) who reasonably need access thereto and who have undertaken obligations sufficient to carry out the intent of this Agreement.
•“Associated Companies" means (i) a parent company (if any) that owns, directly or indirectly, a majority of a Party to this Agreement (a "Parent"), (ii) any other company that is majority-owned, directly or indirectly, by a Party or its Parent (a "Subsidiary"), and (iii) authorized sales representatives of a Party or of a Parent or Subsidiary of a Party.
•The Parties may involve one or more of their Associated Companies or contractors in the disclosure, receipt, or use of Confidential Information under this Agreement as may be reasonably necessary and such Associated Companies and contractors may share Confidential Information with the Parties and with each other. Confidential Information disclosed or received by an Associated Company or contractor shall be treated the same as Confidential Information disclosed or received by a Party to this Agreement.
c.    Disclosure Required by Law. The Receiving Party may disclose Confidential Information if required in order to comply with a court order or other lawful governmental action, but only to the extent so ordered, and provided that the Receiving Party so ordered shall notify the Proprietary Party with enough prior notice to allow the Proprietary Party to obtain a protective order.
d.    Return of Confidential Information. The Receiving Party shall return to the Proprietary Party or destroy the Confidential Information in tangible form in the Receiving Party's possession (including all copies) at any time upon request of the Disclosing Party or the Proprietary Party. Confidential information contained in system-backup media, such as for example email backup tapes, need not be returned or destroyed so long as the backup media are maintained in confidence, are not readily accessible to users and are overwritten in the normal course of business.

5.    LENGTH OF OBLIGATIONS
a.    This Agreement shall come into force on ("Effective Date") and shall terminate five (5) years from the Effective Date.
b.    The Receiving Party's obligations hereunder shall survive such termination for an additional period of three (3) years beyond such termination.

6.    GENERAL TERMS
a.    No License or Warranty. No license to the Receiving Party under any patent or other property of the Proprietary Party is granted or implied by sharing Confidential Information. None of such Confidential Information shall constitute any representation, warranty, assurance, guaranty, or inducement with respect to the Confidential Information, including but not limited to non-infringement of patents or other proprietary rights of any third party.
b.    Export Control Laws. Each Party will adhere to all applicable export laws and regulations of the United States Export Administration.

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
c.    Waiver. Any delay or failure of a Party to exercise a right or remedy will not result in a waiver of that, or any other, right or remedy.
d.    Enforceability. If any provision of this Agreement is declared void or unenforceable, such provision shall be severed from this Agreement and the remainder of this Agreement shall otherwise remain in full force and effect.
e.    Law and Venue. The Governing Law shall be the laws of the State of Delaware, except that its conflict of laws principles shall not be used. The Parties agree to the exclusive jurisdiction of the courts located in the State of Delaware.
f.    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof, and this Agreement may not be amended or modified except by a written instrument signed by all Parties. The Parties agree that facsimile or electronic signatures shall be binding for the purposes of executing this Agreement.

7.    SIGNATURES

SANKEN ELECTRIC CO., LTD. ALLEGRO MICROSYSTEMS, LLC

By:_______________________ By:_____________________________

Title:_____________________ Title: ___________________________

Address:__________________ Address: 955 Perimeter Road
__________________________ Manchester, NH 03103 U.S.A

__________________________

By:_______________________

Title:_____________________

Address:__________________